UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 15)1

AMERI Holdings, Inc.

(Name of Issuer)

Common Stock Purchase Warrants

Common Stock, par value $0.01 per share

(Title of Class of Securities)

02362F112

02362F104

(CUSIP Number)

jeffrey E. eberwein

lone star value management, LLC

53 Forest Avenue, 1st Floor

Old Greenwich, Connecticut 06870

(203) 489-9500

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

January 24, 2019

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 02362F112
CUSIP NO. 02362F104

1	NAME OF REPORTING PERSON

LONE STAR VALUE INVESTORS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		100,000 Public Warrants 1,100,000 shares of Common Stock*
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

100,000 Public Warrants 1,100,000 shares of Common Stock*
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000 Public Warrants 1,100,000 shares of Common Stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.6% of the outstanding Public Warrants 2.7% of the outstanding shares of Common Stock*
14	TYPE OF REPORTING PERSON

PN

* Includes 1,000,000 shares of Common Stock issuable upon the exercise of the May 2016 Warrant (as defined below) and 100,000 shares of Common Stock issuable upon the exercise of the Public Warrants.

CUSIP NO. 02362F112
CUSIP NO. 02362F104

1	NAME OF REPORTING PERSON

LONE STAR VALUE CO-INVEST I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 Public Warrants 0 shares of Common Stock
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

0 Public Warrants 0 shares of Common Stock
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 Public Warrants 0 shares of Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0% of the outstanding Public Warrants 0% of the outstanding shares of Common Stock
14	TYPE OF REPORTING PERSON

PN

CUSIP NO. 02362F112
CUSIP NO. 02362F104

1	NAME OF REPORTING PERSON

LONE STAR VALUE INVESTORS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		100,000 Public Warrants 1,100,000 shares of Common Stock*
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

100,000 Public Warrants 1,100,000 shares of Common Stock*
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000 Public Warrants 1,100,000 shares of Common Stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.6% of the outstanding Public Warrants 2.7% of the outstanding shares of Common Stock*
14	TYPE OF REPORTING PERSON

OO

* Includes 1,000,000 shares of Common Stock issuable upon the exercise of the May 2016 Warrant and 100,000 shares of Common Stock issuable upon the exercise of the Public Warrants.

CUSIP NO. 02362F112
CUSIP NO. 02362F104

1	NAME OF REPORTING PERSON

LONE STAR VALUE MANAGEMENT, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CONNECTICUT
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		100,000 Public Warrants 1,100,000 shares of Common Stock*
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

100,000 Public Warrants 1,100,000 shares of Common Stock*
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000 Public Warrants 1,100,000 shares of Common Stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.6% of the outstanding Public Warrants 2.7% of the outstanding shares of Common Stock*
14	TYPE OF REPORTING PERSON

OO

* Includes 1,000,000 shares of Common Stock issuable upon the exercise of the May 2016 Warrant and 100,000 shares of Common Stock issuable upon the exercise of the Public Warrants.

CUSIP NO. 02362F112
CUSIP NO. 02362F104

1	NAME OF REPORTING PERSON

JEFFREY E. EBERWEIN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		100,000 Public Warrants 1,100,000 shares of Common Stock*
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		-0-
PERSON WITH	9	SOLE DISPOSITIVE POWER

100,000 Public Warrants 1,100,000 shares of Common Stock*
	10	SHARED DISPOSITIVE POWER

-0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000 Public Warrants 1,100,000 shares of Common Stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.6% of the outstanding Public Warrants 2.7% of the outstanding shares of Common Stock*
14	TYPE OF REPORTING PERSON

IN

* Includes 1,000,000 shares of Common Stock issuable upon the exercise of the May 2016 Warrant and 100,000 shares of Common Stock issuable upon the exercise of the Public Warrants.

CUSIP NO. 02362F112
CUSIP NO. 02362F104

The following constitutes Amendment No. 15 to the Schedule 13D filed by the undersigned (“Amendment No. 15”). This Amendment No. 15 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Securities purchased by Lone Star Value Investors were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

The aggregate purchase price of the 100,000 Public Warrants directly owned by Lone Star Value Investors is approximately $1,015, including brokerage commissions.

On May 13, 2016, the Issuer issued a five-year warrant to Lone Star Value Investors for the purchase of 1,000,000 shares of Common Stock at a price of $6.00 per share (the “May 2016 Warrant”), on substantively the same terms as the May 2015 Warrant (as defined and described in Amendment No. 7 to the Schedule 13D).

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

(a) The aggregate percentage of Securities reported owned by each person named herein is based upon (i) 1,321,940 Public Warrants outstanding as of November 15, 2018, which is the total number of Public Warrants outstanding based on information provided by the Issuer, and (ii) 39,607,569 shares of Common Stock outstanding as of November 8, 2018, which is the total number of shares of Common Stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2018.

As of the date hereof, Lone Star Value Investors beneficially owned (a) 100,000 Public Warrants, constituting approximately 7.6% of the Public Warrants outstanding, and (b) 1,100,000 shares of Common Stock (consisting of 100,000 shares of Common Stock issuable upon the exercise of the Public Warrants and 1,000,000 shares of Common Stock issuable upon the exercise of the May 2016 Warrant), constituting approximately 2.7% of the shares of Common Stock outstanding.

As of the date hereof, Lone Star Value Co-Invest I beneficially owned (a) 0 Public Warrants, constituting 0% of the Public Warrants outstanding, and (b) 0 shares of Common Stock, constituting 0% of the shares of Common Stock outstanding.

As of the date hereof, Mr. Eberwein directly beneficially owned (a) 0 Public Warrants, constituting 0% of the Public Warrants outstanding, and (b) 0 shares of Common Stock, constituting 0% of the shares of Common Stock outstanding.

Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed to beneficially own the (a) 100,000 Public Warrants, constituting approximately 7.6% of the Public Warrants outstanding, and (b) 1,100,000 shares of Common Stock, constituting approximately 2.7% of the shares of Common Stock outstanding, beneficially owned by Lone Star Value Investors.

CUSIP NO. 02362F112
CUSIP NO. 02362F104

Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed to beneficially own the (a) 100,000 Public Warrants, constituting approximately 7.6% of the Public Warrants outstanding, and (b) 1,100,000 shares of Common Stock, constituting approximately 2.7% of the shares of Common Stock outstanding, beneficially owned by Lone Star Value Investors.

Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed to beneficially own the (a) 100,000 Public Warrants, constituting approximately 7.6% of the Public Warrants outstanding, and (b) 1,100,000 shares of Common Stock, constituting approximately 2.7% of the shares of Common Stock outstanding, beneficially owned by Lone Star Value Investors.

Each Reporting Person, as a member of a “group” with the other Reporting Persons for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be deemed the beneficial owner of the Securities directly owned by the other Reporting Persons. The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Exchange Act, the beneficial owners of any Securities of the Issuer he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the Securities reported herein that he or it does not directly own.

(b) By virtue of their respective positions with Lone Star Value Investors, each of Lone Star Value GP, Lone Star Value Management and Mr. Eberwein may be deemed to have sole power to vote and dispose of the Securities reported owned by Lone Star Value Investors.

(c) The transactions in Securities of the Issuer by the Reporting Persons during the past sixty days are set forth in Schedule A and are incorporated herein by reference. All of such transactions were effected in the open market.

(d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

(e) As of January 24, 2019, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Shares of the Issuer.

CUSIP NO. 02362F112
CUSIP NO. 02362F104

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 25, 2019

Lone Star Value Investors, LP

By:	Lone Star Value Investors GP, LLC General Partner

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Lone Star Value Co-Invest I, LP

By:	Lone Star Value Investors GP, LLC General Partner

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Lone Star Value Investors GP, LLC

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

Lone Star Value Management, LLC

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Sole Member

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein

CUSIP NO. 02362F112
CUSIP NO. 02362F104

SCHEDULE A

Transactions in the Securities of the Issuer In the Last 60 Days

Shares of Common Stock Purchased/(Sold)	Price Per Share ($)	Date of Purchase / Sale

JEFFREY E. EBERWEIN

(2,400)	0.2690	01/11/2019
(2,400)	0.2690	01/11/2019
(100)	0.2695	01/11/2019
(100)	0.2695	01/11/2019
(2,500)	0.2690	01/11/2019
(2,500)	0.2690	01/11/2019
(2,500)	0.2690	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(2,500)	0.2700	01/11/2019
(500)	0.2748	01/11/2019
(2,020)	0.2700	01/11/2019
(2,000)	0.2700	01/11/2019
(480)	0.2701	01/11/2019
(2,500)	0.2702	01/11/2019
(2,500)	0.2701	01/11/2019
(2,500)	0.2700	01/11/2019
(205)	0.2702	01/11/2019
(500)	0.2749	01/11/2019
(2,500)	0.2701	01/11/2019
(1,795)	0.2700	01/11/2019
(2,500)	0.2701	01/11/2019
(1,300)	0.2700	01/11/2019
(1,200)	0.2749	01/11/2019
(2,500)	0.2701	01/11/2019
(2,500)	0.2728	01/11/2019
(2,500)	0.2729	01/11/2019
(2,500)	0.2702	01/11/2019
(2,500)	0.2703	01/11/2019
(2,500)	0.2703	01/11/2019
(2,500)	0.2702	01/11/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(2,500)	0.2703	01/11/2019
(2,500)	0.2729	01/11/2019
(3,000)	0.2750	01/11/2019
(1,068)	0.2750	01/11/2019
(252)	0.2730	01/11/2019
(680)	0.2775	01/11/2019
(187)	0.2760	01/11/2019
(745)	0.2720	01/11/2019
(500)	0.2760	01/11/2019
(1,700)	0.2720	01/11/2019
(300)	0.2794	01/11/2019
(2,500)	0.2721	01/11/2019
(2,500)	0.2763	01/11/2019
(500)	0.2722	01/11/2019
(2,500)	0.2741	01/11/2019
(1,109)	0.2720	01/11/2019
(691)	0.2740	01/11/2019
(200)	0.2804	01/11/2019
(2,500)	0.2740	01/11/2019
(2,500)	0.2741	01/11/2019
(2,200)	0.2740	01/11/2019
(2,500)	0.2741	01/11/2019
(300)	0.2804	01/11/2019
(2,500)	0.2741	01/11/2019
(2,500)	0.2777	01/11/2019
(1,309)	0.2740	01/11/2019
(1,000)	0.2741	01/11/2019
(191)	0.2804	01/11/2019
(500)	0.2804	01/11/2019
(2,500)	0.2778	01/11/2019
(2,000)	0.2750	01/11/2019
(2,500)	0.2740	01/11/2019
(300)	0.2745	01/11/2019
(1,800)	0.2740	01/11/2019
(400)	0.2750	01/11/2019
(1,900)	0.2740	01/11/2019
(600)	0.2745	01/11/2019
(1,600)	0.2740	01/11/2019
(900)	0.2750	01/11/2019
(2,500)	0.2751	01/11/2019
(2,500)	0.2784	01/11/2019
(2,500)	0.2751	01/11/2019
(500)	0.2752	01/11/2019
(300)	0.2781	01/11/2019
(600)	0.2780	01/11/2019
(2,500)	0.2751	01/11/2019
(1,100)	0.2750	01/11/2019
(2,500)	0.2780	01/11/2019
(2,500)	0.2781	01/11/2019
(2,500)	0.2781	01/11/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(2,500)	0.2780	01/11/2019
(2,500)	0.2781	01/11/2019
(2,500)	0.2800	01/11/2019
(2,500)	0.2800	01/11/2019
(700)	0.2780	01/11/2019
(1,800)	0.2799	01/11/2019
(2,500)	0.2799	01/11/2019
(2,200)	0.2819	01/11/2019
(2,500)	0.2800	01/11/2019
(2,500)	0.2820	01/11/2019
(2,500)	0.2801	01/11/2019
(2,500)	0.2802	01/11/2019
(2,500)	0.2802	01/11/2019
(2,500)	0.2821	01/11/2019
(300)	0.2801	01/11/2019
(2,500)	0.2750	01/11/2019
(790)	0.2720	01/11/2019
(1,700)	0.2750	01/11/2019
(10)	0.2740	01/11/2019
(2,500)	0.2751	01/11/2019
(2,500)	0.2750	01/11/2019
(2,500)	0.2800	01/11/2019
(1,800)	0.2750	01/11/2019
(700)	0.2703	01/11/2019
(2,500)	0.2750	01/11/2019
(2,500)	0.2750	01/11/2019
(2,500)	0.2800	01/11/2019
(2,500)	0.2801	01/11/2019
(2,500)	0.2800	01/11/2019
(2,500)	0.2801	01/11/2019
(2,500)	0.2871	01/11/2019
(2,500)	0.2882	01/11/2019
(2,500)	0.2870	01/11/2019
(2,500)	0.2871	01/11/2019
(2,500)	0.2871	01/11/2019
(2,500)	0.2870	01/11/2019
(2,500)	0.2871	01/11/2019
(2,500)	0.2870	01/11/2019
(2,500)	0.2871	01/11/2019
(2,500)	0.2901	01/11/2019
(4,679)	0.3000	01/11/2019
(157)	0.3007	01/11/2019
(2,500)	0.2901	01/11/2019
(164)	0.3021	01/11/2019
(2,500)	0.3001	01/11/2019
(2,500)	0.3001	01/11/2019
(2,500)	0.3001	01/11/2019
(2,500)	0.3020	01/11/2019
(2,500)	0.3021	01/11/2019
(2,500)	0.3021	01/11/2019
(2,500)	0.3021	01/11/2019
(2,500)	0.3028	01/11/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(4)	0.3030	01/11/2019
(1,996)	0.3020	01/11/2019
(2,880)	0.2191	01/22/2019
(2,500)	0.2190	01/22/2019
(1,620)	0.2220	01/22/2019
(500)	0.2190	01/22/2019
(2,500)	0.2190	01/22/2019
(2,500)	0.2200	01/22/2019
(2,500)	0.2206	01/22/2019
(100)	0.2205	01/22/2019
(2,400)	0.2190	01/22/2019
(2,500)	0.2201	01/22/2019
(2,500)	0.2199	01/22/2019
(800)	0.2210	01/22/2019
(1,700)	0.2200	01/22/2019
(400)	0.2220	01/22/2019
(2,100)	0.2210	01/22/2019
(2,500)	0.2210	01/22/2019
(2,500)	0.2220	01/22/2019
(2,500)	0.2232	01/22/2019
(2,500)	0.2232	01/22/2019
(2,500)	0.2232	01/22/2019
(2,500)	0.2242	01/22/2019
(2,000)	0.2296	01/22/2019
(2,500)	0.2232	01/22/2019
(500)	0.2220	01/22/2019
(2,500)	0.2220	01/22/2019
(2,500)	0.2201	01/23/2019
(2,500)	0.2210	01/23/2019
(1,600)	0.2200	01/23/2019
(900)	0.2224	01/23/2019
(2,500)	0.2201	01/23/2019
(2,500)	0.2201	01/23/2019
(2,500)	0.2210	01/23/2019
(500)	0.2224	01/23/2019
(2,000)	0.2200	01/23/2019
(2,500)	0.2201	01/23/2019
(2,500)	0.2210	01/23/2019
(2,500)	0.2200	01/23/2019
(2,500)	0.2201	01/23/2019
(2,500)	0.2200	01/23/2019
(100)	0.2212	01/23/2019
(2,400)	0.2200	01/23/2019
(2,400)	0.2200	01/23/2019
(100)	0.2211	01/23/2019
(2,500)	0.2203	01/23/2019
(2,500)	0.2207	01/23/2019
(2,500)	0.2211	01/23/2019
(2,500)	0.2210	01/23/2019
(2,500)	0.2200	01/23/2019
(2,500)	0.2200	01/23/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(5,000)	0.2400	01/24/2019
(1,313)	0.2320	01/24/2019
(5,000)	0.2361	01/24/2019
(1,537)	0.2306	01/24/2019
(250)	0.2310	01/24/2019
(1,900)	0.2315	01/24/2019
(1,087)	0.2320	01/24/2019
(913)	0.2341	01/24/2019
(3,000)	0.2355	01/24/2019
(5,000)	0.2321	01/24/2019
(5,000)	0.2385	01/24/2019
(5,000)	0.2356	01/24/2019
(5,000)	0.2355	01/24/2019
(5,000)	0.2356	01/24/2019
(5,000)	0.2356	01/24/2019
(5,000)	0.2400	01/24/2019
(1,000)	0.2341	01/24/2019
(4,000)	0.2317	01/24/2019
(5,000)	0.2358	01/24/2019
(5,000)	0.2351	01/24/2019
(5,000)	0.2350	01/24/2019
(1,400)	0.2350	01/24/2019
(1,100)	0.2361	01/24/2019
(2,500)	0.2360	01/24/2019
(2,500)	0.2360	01/24/2019
(2,500)	0.2361	01/24/2019
(1,700)	0.2374	01/24/2019
(800)	0.2385	01/24/2019
(2,300)	0.2360	01/24/2019
(200)	0.2363	01/24/2019
(500)	0.2371	01/24/2019
(2,000)	0.2360	01/24/2019
(2,500)	0.2360	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2360	01/24/2019
(2,500)	0.2385	01/24/2019
(2,500)	0.2360	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2360	01/24/2019
(447)	0.2401	01/24/2019
(2,053)	0.2360	01/24/2019
(2,500)	0.2408	01/24/2019
(2,500)	0.2400	01/24/2019
(2,500)	0.2401	01/24/2019
(2,500)	0.2401	01/24/2019
(2,500)	0.2401	01/24/2019
(2,500)	0.2408	01/24/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(2,500)	0.2401	01/24/2019
(2,500)	0.2401	01/24/2019
(2,500)	0.2401	01/24/2019
(2,500)	0.2401	01/24/2019
(2,500)	0.2425	01/24/2019
(700)	0.2420	01/24/2019
(2,500)	0.2421	01/24/2019
(1,600)	0.2400	01/24/2019
(200)	0.2410	01/24/2019
(5,000)	0.2400	01/24/2019
(5,000)	0.2350	01/24/2019
(5,000)	0.2366	01/24/2019
(5,000)	0.2351	01/24/2019
(5,000)	0.2350	01/24/2019
(5,000)	0.2350	01/24/2019
(400)	0.2320	01/24/2019
(1,500)	0.2325	01/24/2019
(8,100)	0.2310	01/24/2019
(10,000)	0.2350	01/24/2019
(10,000)	0.2350	01/24/2019
(10,000)	0.2350	01/24/2019
(5,000)	0.2351	01/24/2019
(2,500)	0.2353	01/24/2019
(2,200)	0.2361	01/24/2019
(300)	0.2370	01/24/2019
(1,200)	0.2361	01/24/2019
(1,300)	0.2351	01/24/2019
(2,500)	0.2371	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2360	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2371	01/24/2019
(2,500)	0.2360	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2361	01/24/2019
(2,500)	0.2361	01/24/2019
(500)	0.2360	01/24/2019
(2,000)	0.2361	01/24/2019
(2,000)	0.2392	01/24/2019
(500)	0.2363	01/24/2019
(2,500)	0.2407	01/24/2019
(5,000)	0.2400	01/24/2019
(5,000)	0.2401	01/24/2019
(5,000)	0.2433	01/24/2019
(1,000)	0.2400	01/24/2019
(4,000)	0.2401	01/24/2019
(5,000)	0.2400	01/24/2019
(3,725)	0.2408	01/24/2019
(1,275)	0.2400	01/24/2019
(5,000)	0.2400	01/24/2019
(5,000)	0.2401	01/24/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(2,500)	0.2401	01/24/2019
(5,000)	0.2400	01/24/2019
(5,000)	0.2400	01/24/2019
(5,000)	0.2401	01/24/2019
(5,000)	0.2400	01/24/2019
(5,000)	0.2404	01/24/2019
(5,000)	0.2401	01/24/2019
(3,634)	0.2390	01/24/2019
(1,366)	0.2401	01/24/2019
(10,000)	0.2400	01/24/2019
(10,000)	0.2400	01/24/2019
(10,000)	0.2400	01/24/2019
(10,000)	0.2400	01/24/2019
(10,000)	0.2400	01/24/2019
(2,050)	0.2400	01/24/2019
(450)	0.2402	01/24/2019
(2,500)	0.2403	01/24/2019
(2,490)	0.2403	01/24/2019
(10)	0.2410	01/24/2019
(1,100)	0.2424	01/24/2019
(5,000)	0.2402	01/24/2019
(10)	0.2431	01/24/2019
(3,890)	0.2413	01/24/2019
(100)	0.2411	01/24/2019
(3,000)	0.2412	01/24/2019
(1,000)	0.2410	01/24/2019
(4,000)	0.2413	01/24/2019
(1,900)	0.2413	01/24/2019
(1,300)	0.2411	01/24/2019
(3,700)	0.2413	01/24/2019
(2,500)	0.2431	01/24/2019
(5,000)	0.2450	01/24/2019
(600)	0.2486	01/24/2019
(4,226)	0.2451	01/24/2019
(174)	0.2457	01/24/2019
(20)	0.2470	01/24/2019
(4,980)	0.2451	01/24/2019
(2,500)	0.2450	01/24/2019
(2,500)	0.2450	01/24/2019
(600)	0.2424	01/24/2019
(25)	0.2430	01/24/2019
(1,675)	0.2420	01/24/2019
(200)	0.2451	01/24/2019
(295)	0.2430	01/24/2019
(1,200)	0.2434	01/24/2019
(408)	0.2452	01/24/2019
(1,000)	0.2481	01/24/2019
(100)	0.2432	01/24/2019
(1,092)	0.2450	01/24/2019
(905)	0.2451	01/24/2019
(2,500)	0.2481	01/24/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(2,500)	0.2450	01/24/2019
(15,000)	0.2450	01/24/2019
(3,000)	0.2453	01/24/2019
(280)	0.2455	01/24/2019
(4,430)	0.2461	01/24/2019
(1,720)	0.2452	01/24/2019
(570)	0.2455	01/24/2019
(5,000)	0.2502	01/24/2019
(1,000)	0.2480	01/24/2019
(5,000)	0.2505	01/24/2019
(3,130)	0.2465	01/24/2019
(870)	0.2460	01/24/2019
(500)	0.2505	01/24/2019
(4,500)	0.2470	01/24/2019
(5,000)	0.2465	01/24/2019
(1,870)	0.2465	01/24/2019
(500)	0.2460	01/24/2019
(130)	0.2470	01/24/2019
(2,500)	0.2471	01/24/2019
(2,500)	0.2470	01/24/2019
(2,500)	0.2471	01/24/2019
(2,500)	0.2516	01/24/2019
(2,500)	0.2471	01/24/2019
(100)	0.2483	01/24/2019
(2,400)	0.2470	01/24/2019
(2,500)	0.2481	01/24/2019
(500)	0.2480	01/24/2019
(2,000)	0.2481	01/24/2019
(2,500)	0.2487	01/24/2019
(2,500)	0.2482	01/24/2019
(2,300)	0.2483	01/24/2019
(200)	0.2490	01/24/2019
(5,000)	0.2500	01/24/2019
(2,500)	0.2550	01/24/2019
(500)	0.2470	01/24/2019
(1,300)	0.2500	01/24/2019
(700)	0.2509	01/24/2019
(2,500)	0.2510	01/24/2019
(2,500)	0.2510	01/24/2019
(2,500)	0.2509	01/24/2019
(500)	0.2500	01/24/2019
(2,500)	0.2515	01/24/2019
(2,000)	0.2503	01/24/2019
(2,500)	0.2506	01/24/2019
(750)	0.2503	01/24/2019
(1,750)	0.2506	01/24/2019
(2,500)	0.2509	01/24/2019
(2,500)	0.2523	01/24/2019
(2,500)	0.2509	01/24/2019
(1,112)	0.2550	01/24/2019
(1,388)	0.2568	01/24/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(50)	0.2530	01/24/2019
(2,450)	0.2525	01/24/2019
(2,500)	0.2569	01/24/2019
(200)	0.2569	01/24/2019
(2,500)	0.2570	01/24/2019
(2,300)	0.2568	01/24/2019
(2,500)	0.2550	01/24/2019
(2,500)	0.2500	01/24/2019
(2,500)	0.2601	01/24/2019
(5,000)	0.2650	01/24/2019
(3,600)	0.2603	01/24/2019
(1,400)	0.2610	01/24/2019
(200)	0.2633	01/24/2019
(4,800)	0.2638	01/24/2019
(5,000)	0.2651	01/24/2019
(5,000)	0.2670	01/24/2019
(4,978)	0.2630	01/24/2019
(5,000)	0.2631	01/24/2019
(22)	0.2633	01/24/2019
(5,000)	0.2657	01/24/2019
(5,000)	0.2632	01/24/2019
(5,000)	0.2657	01/24/2019
(5,000)	0.2633	01/24/2019
(5,000)	0.2654	01/24/2019
(5,000)	0.2629	01/24/2019
(5,000)	0.2625	01/24/2019
(4,000)	0.2631	01/24/2019
(1,000)	0.2654	01/24/2019
(5,000)	0.2629	01/24/2019
(5,000)	0.2654	01/24/2019
(5,000)	0.2625	01/24/2019
(5,000)	0.2624	01/24/2019
(5,000)	0.2654	01/24/2019
(2,800)	0.2625	01/24/2019
(2,200)	0.2624	01/24/2019
(5,000)	0.2628	01/24/2019
(5,000)	0.2624	01/24/2019
(2,500)	0.2625	01/24/2019
(2,500)	0.2645	01/24/2019
(2,500)	0.2650	01/24/2019
(2,500)	0.2664	01/24/2019
(2,500)	0.2624	01/24/2019
(2,500)	0.2625	01/24/2019
(2,500)	0.2650	01/24/2019
(2,500)	0.2703	01/24/2019
(5,000)	0.2700	01/24/2019
(2,500)	0.2700	01/24/2019
(2,500)	0.2321	01/24/2019
(1,000)	0.2318	01/24/2019
(1,500)	0.2310	01/24/2019
(2,500)	0.2319	01/24/2019

CUSIP NO. 02362F112
CUSIP NO. 02362F104

(2,500)	0.2319	01/24/2019
(2,500)	0.2340	01/24/2019
(2,500)	0.2319	01/24/2019
(2,500)	0.2319	01/24/2019
(1,900)	0.2320	01/24/2019
(100)	0.2330	01/24/2019
(500)	0.2318	01/24/2019
(5,000)	0.2331	01/24/2019
(1,000)	0.2310	01/24/2019
(2,500)	0.2310	01/24/2019
(3,500)	0.2310	01/24/2019
(5,000)	0.2310	01/24/2019
(5,000)	0.2306	01/24/2019
(5,000)	0.2306	01/24/2019
(5,000)	0.2305	01/24/2019
(5,000)	0.2301	01/24/2019
(5,000)	0.2302	01/24/2019
(500)	0.2302	01/24/2019